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                                                                     Exhibit 4.3

                             TERRACE HOLDINGS, INC.

                           CERTIFICATE OF RESOLUTIONS
                       DESIGNATING RIGHTS AND PREFERENCES
                               OF PREFERRED STOCK
                               ------------------

     The undersigned does hereby certify that he is the elected and acting Assistant Secretary of Terrace Holdings, Inc., a Delaware corporation (the "Corporation"), and set forth below is a true and complete copy of resolutions duly adopted by unanimous written consent of the Board of Directors of the Corporation as of July 7, 1997, and that said resolutions have not been revoked, amended or modified in any way and continue in full force and effect.

     RESOLVED, that an issue of a series of the Preferred Stock of the Company is hereby provided for, the designation of which shall be Convertible Preferred Stock. The number of shares of Convertible Preferred Stock issued shall be no less than 1,250,000 and no more 1,750,000, and each share of the Convertible Preferred Stock shall be issued in a private placement and not as part of a public offering, as part of a Unit, each Unit consisting of one share of Convertible Preferred Stock and two Common Stock Purchase Warrants, each warrant allowing the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $1.1875, at a price of $2.00 per Unit.

     FURTHER RESOLVED, that the preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the Convertible Preferred Stock are as follows:

SECTION 1.    DIVIDENDS

     1.1. Preferential Dividends. The holders of the Convertible Preferred Stock will be entitled to preference in the declaration of dividends if and when any dividends are paid. No dividend may be declared and paid on the Common Stock until a dividend is first declared and paid on the Convertible Preferred Stock.

SECTION 2.    LIQUIDATION

     2.1. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Convertible Preferred Stock will be entitled to payment or distribution before any distribution or payment is made upon any share of Common Stock. If upon such liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit payments in full to the holders of the Convertible Preferred Stock, the entire assets of the Company to be so distributed shall be distributed ratably among holders of Convertible Preferred Stock.

     2.2. Notice. Written notice of such liquidation, dissolution or winding up, stating the payment date and the place where said payments shall be made, shall be given by certified mail, return receipt
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requested, not less than 20 days prior to the payment date stated therein, to holders of the Convertible Preferred Stock, such notice to be addressed to each holder at its address as shown by the records of the Company.

SECTION 3.    CONVERSION

     The holders of the Convertible Preferred Stock shall have the following conversion rights:

     3.1 Right to Convert; Automatic Conversion. Each share of Preferred Stock shall be convertible into two shares of Common Stock of the Company at the option of the holder. All shares of the Preferred Stock not so converted on or prior to July 31, 1998 shall automatically be converted into shares of Common Stock of the Company on that date.

     3.2 Mechanics of Conversion. Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock (or, in the case of an automatic conversion under Section 3.1, to obtain the certificates for the Common Stock into which the Preferred Stock shall have been converted), such holder shall surrender the certificate or certificates for the shares of Preferred Stock, duly endorsed, at the office of the Company or of any transfer agent for such shares, and shall give written notice by registered or certified mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued, (A holder of Preferred Stock may not effect a transfer of shares pursuant to a conversion unless all applicable restrictions on transfer are complied with.) The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided above. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock being converted (except in the case of an automatic conversion under section 3.1, which shall be effective on the date of the event giving rise thereto), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     3.3 Conversion Adjustments. The number of shares into which the Preferred Stock are convertible shall be subject to adjustment if the publicly-reported closing market price for the Company's Common Stock is below $1.00 per share upon the effective date of the registration statement to be filed covering the Convertible Preferred Stock, among other securities.

     3.4 Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section), provision shall be made (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding) so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive, upon conversion of the Convertible Preferred Stock, such shares or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the
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application of the provisions of this Section with respect to the rights of the holders of the Convertible Preferred Stock after the recapitalization to the end that the provisions of this section (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of shares of Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     3.5. No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Preferred Stock against impairment; provided that in any event, any provisions of this Section may be amended with the approval of the holders of a majority of the outstanding shares of Convertible Preferred Stock (in addition to all other approvals required by law).

     3.6.  Fractional Shares and Certificate as to Adjustments.

          A. In lieu of issuing fractional shares upon a conversion of Convertible Preferred Stock, the Company may pay cash equal to the fraction multiplied by the then fair market value of a share of Common Stock, as determined by the Board of Directors. Whether or not fractional shares would be issuable upon much conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          B. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Convertible Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

     3.7. Notices of Record Date. In the event of any taking by the Company of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares of Convertible Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution, or right.

     3.8. Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number
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of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Company shall take such corporate action as may, in the opinion of its Counsel, be necessary to increase its authorized but unissued shares of common Stock to such number of shares as shall be sufficient for such purpose.

     3.9. Notices. Any notice required by the provisions of this Section to be given to the holders of shares of Convertible Preferred Stock shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified, and addressed to each holder of record at the address of such holder appearing on the stock transfer books of the Company.

     SECTION 4.  VOTING RIGHTS.

     4.1. General. Except as provided herein and except as otherwise required by law, the holders of the Convertible Preferred Stock shall no voting rights unless and until such Preferred Shares are converted to Common Stock at which point such holder would have the same voting rights as all holders of Common Stock.

     4.2. Amendments. Provisions of the terms of the Convertible Preferred Stock may be amended, modified or waived only by the Board of Directors.



          WITNESS my hand this 18th day of March, 1998.

                                          /s/ Gerald L. Fishman
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                                          Gerald L. Fishman, Assistant Secretary